COMPANY HIGHLIGHTS EXECUTIVE MANAGEMENT Howard M. Lorber President and Chief Executive Officer Richard J. Lampen Executive Vice President, Chief Operating Officer J. Bryant Kirkland III Senior Vice President, Chief Financial Officer and Treasurer Marc N. Bell Senior Vice President, General Counsel and Secretary J. David Ballard Senior Vice President, Enterprise Efficiency and CTO • Executive offices in Manhattan and Miami • Douglas Elliman recognized as one of America’s Best Places to Work by Forbes in 2021 New Valley LLC, the real estate subsidiary of Vector Group Ltd. (NYSE: VGR), is a diversified real estate services and technology company that owns Douglas Elliman Realty, LLC and is seeking to acquire or invest in additional real estate properties or ventures. NEW VALLEY REAL ESTATE INVESTMENTS1 New Valley has invested approximately $166 million2, as of March 31, 2021, in a broad portfolio of real estate ventures. New Valley’s Significant Real Estate Investment Portfolio1 • Largest residential real estate brokerage firm in New York metropolitan area and sixth- largest in the United States. • Closings of $33.3 billion over the last twelve months ended March 31, 2021; Douglas Elliman has approximately 6,700 affiliated agents and 100 offices in the U.S. • Maintains an alliance with Knight Frank— the largest independent residential brokerage in the United Kingdom— to jointly market high-end properties, providing a network with approximately 500 offices across 60 countries with approximately 19,000 affiliated agents. • Revenues and Adjusted EBITDA at Douglas Elliman of $881 million and $46.1 million,3 respectively, over the last twelve months ended March 31, 2021 DOUGLAS ELLIMAN New Valley’s New York Real Estate Investments1 1. Townhome (11 Beach Street) TriBeCa 2. The Dime (Havemeyer Street) Brooklyn 3. 9 DeKalb Brooklyn 4. Meatpacking Plaza Meatpacking District 1 Please refer to Vector Group Ltd.’s Form 10-Q for the period ended March 31, 2021 in the section “Summary of Real Estate Investments” section of Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations. 2 Net of cash returned. 3 New Valley’s net income (loss) was $14.8M, $(11.4M), $(75.9M) and $(9.4M) for the periods presented. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Net income (loss) to Adjusted EBITDA, please see Vector Group Ltd.’s Current Reports on Form 8-K, filed on February 28, 2020, February 25, 2021 and May 6, 2021 and Form 10-K for the fiscal year ended December 31, 2020 and Form 10-Q for the quarterly period ended March 31, 2021 as well as the Disclaimer to this document on Page 2. New Valley’s Adjusted EBITDA do not include an allocation of Vector Group Ltd.’s Corporate and Other Expenses (for purposes of computing Adjusted EBITDA) of $15.0M, $17.1M, $16.4M and $16.1M for the periods presented, respectively. Contact: Emily Claffey / Ben Spicehandler / Columbia Clancy of Sard Verbinnen & Co (212) 687-8080 newvalley.com May 2021 Commercial Retail/ Office Assets Land Development/Real Estate Held for Sale, net Apartments/ Condominiums/ Hotels The Park on Fifth (Miami Beach) Escena (Palm Springs) Ritz-Carlton Villas (Miami Beach) Wynn Las Vegas Retail (Las Vegas) New York City Investments 1 2 3 4 New Valley Adjusted EBITDA3 $10.3M $6.1M $21.7M $46.1M 2018 2019 2020 LTM 3/31/2021 Douglas Ellman Closings $18.2B $22.4B $24.5B $26.1B $28.1B $28.8B $29.1B $33.3B New Valley Revenues – LTM March 31, 2021 Escrow and Title Property ManagementReal Estate Brokerage Commissions Revenues from Investments in Real Estate $838 $36 $21 $7 $4 $906M West Hialeah (Miami) Other